Exhibit 15.1

December 23, 2015

The Board of Directors

First Midwest Bancorp, Inc.

We are aware of the incorporation by reference in the Registration Statement on Form S-4 and related Prospectus of First Midwest Bancorp, Inc. (the “Company”) and Proxy Statement of NI Bancshares Corporation for the registration of shares of First Midwest Bancorp, Inc.’s common stock of our reports dated May 4, 2015, July 31, 2015, and November 2, 2015 relating to the unaudited condensed consolidated interim financial statements of the Company that are included in its Forms 10-Q for the quarters ended March 31, 2015, June 30, 2015, and September 30, 2015.

/s/ Ernst & Young LLP

Chicago, Illinois